Exhibit 21.1

List of Subsidiaries of American Seafoods Corporation

American Seafoods Holdings LLC

American Seafoods Consolidated LLC

ASC, Inc.

American Seafoods Europe ApS

American Seafoods Group LLC

American Seafoods, Inc.

American Seafoods International LLC

New Bedford Seafoods LLC

The Hadley Group LLC

American Seafoods Processing LLC

American Seafoods Company LLC

American Challenger LLC

American Dynasty LLC

American Triumph LLC

Ocean Rover LLC

Northern Eagle LLC

Northern Hawk LLC

Northern Jaeger LLC

Katie Ann LLC

American Seafoods Company Japan Ltd.

International Seafoods Flavors, LLC

Southern Pride Catfish LLC

Southern Pride Catfish Trucking, Inc.

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